UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 November 7, 2017 Date of Report (Date of earliest event reported)

Commission File Number	Name of Registrant; State of Incorporation; Address of Principal Executive Offices; and Telephone Number	IRS Employer Identification Number
1-16169	EXELON CORPORATION	23-2990190
(a Pennsylvania corporation) 10 South Dearborn Street P.O. Box 805379 Chicago, Illinois 60680-5379 (800) 483-3220
333-85496	EXELON GENERATION COMPANY, LLC	23-3064219
(a Pennsylvania limited liability company) 300 Exelon Way Kennett Square, Pennsylvania 19348-2473 (610) 765-5959

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether any of the registrants are emerging growth companies as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if any of the registrants have elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 8.01 - Other Events

As previously disclosed, Exelon Generation Company, LLC (“Generation”) has been considering its strategic options with respect to its wholly-owned indirect subsidiary, ExGen Texas Power, LLC (“EGTP”). On May 2, 2017, EGTP entered into a Consent, Waiver and Amendment Agreement (“Consent Agreement”) with the lenders of its $675 million non-recourse senior secured loan due September 18, 2021. Among other things, the Consent Agreement permitted EGTP to draw on its revolving credit facility and initiate an orderly sales process to sell the assets of its wholly-owned subsidiaries (collectively with EGTP, the “Debtors”), the proceeds from which will first be used to pay the administrative costs of the sale, the normal and ordinary costs of operating the plants, and repayment of the secured debt of EGTP. As a result, Exelon Corporation ("Exelon") and Generation classified certain of EGTP's assets and liabilities as held for sale at their respective fair values less costs to sell and recorded associated pre-tax impairment charges of $418 million and $40 million in the second and third quarter of 2017, respectively.
In connection with this orderly sales process, on November 7, 2017, the Debtors filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”, and the petitions for relief therein, the “Chapter 11 Filings”).
The Debtors are seeking Bankruptcy Court authorization to jointly administer the Chapter 11 cases (the “Chapter 11 Cases”) under the caption “In re ExGen Texas Power LLC, et al.” Case No. 17-12377. The Debtors will continue to manage their assets and operate their businesses as “debtors in possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court.
As a result of the bankruptcy filing, Exelon and Generation determined that EGTP’s assets and liabilities (including its nonrecourse senior secured term loan, revolving credit facility and various interest rate and commodity swaps), of which the assets were classified as held for sale at September 30, 2017, will be deconsolidated from Exelon’s and Generation’s consolidated financial statements as of November 7, 2017. Exelon and Generation estimate that a pre-tax gain upon deconsolidation ranging from $125 to $200 million will be recognized in the fourth quarter of 2017.
Concurrently with the Chapter 11 Filings, Generation entered into an asset purchase agreement to acquire one of EGTP’s generating plants, the Handley Generating Station, for approximately $60 million, subject to an adjustment for fuel oil and assumption of certain liabilities. In the Chapter 11 Filings, EGTP has requested that the proposed acquisition of the Handley Generating Station be consummated through a court-approved and supervised sales process. The consummation of the acquisition is subject to the approval of the asset purchase agreement by the Bankruptcy Court following a sale process, and the confirmation of a plan of reorganization in the bankruptcy cases.

* * * * *

This Current Report includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. The factors that could cause actual results to differ materially from these forward-looking statements made by Exelon Corporation and Exelon Generation Company, LLC (Registrants) include those factors discussed herein as well as those discussed in (1) Exelon's 2016 Annual Report on Form 10-K in (a) ITEM 1A. Risk Factors, (b) ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) ITEM 8. Financial Statements and Supplementary Data: Note 24; (2) Exelon's Third Quarter 2017 Quarterly Report on Form 10-Q in (a) Part II, Other Information, ITEM 1A. Risk Factors; (b) Part 1, Financial Information, ITEM 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) Part I, Financial Information, ITEM 1. Financial Statements: Note 18; (3) other factors discussed in filings with the Securities and Exchange Commission by the registrants; and (4) the following important factors, among others:

•
the Debtors’ ability to obtain the approval of the Bankruptcy Court with respect to motions filed in the Chapter 11 Cases and the outcomes of Bankruptcy Court rulings and the Chapter 11 Cases in general; and

•	the actions and decisions of creditors, regulators and other third parties that have an interest in the Chapter 11 Cases.

Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this Current Report. None of the registrants undertakes any obligation to publicly release any revision to its forward-looking statements to reflect events or circumstances after the date of this Current Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXELON CORPORATION

/s/ Jonathan W. Thayer
Jonathan W. Thayer
Senior Executive Vice President and Chief Financial Officer
Exelon Corporation

EXELON GENERATION COMPANY, LLC

/s/ Bryan P. Wright
Bryan P. Wright
Senior Vice President and Chief Financial Officer
Exelon Generation Company, LLC

November 7, 2017